NEWS

FOR IMMEDIATE RELEASE	CONTACTS
January 14, 2013	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac To Enhance Capital Position Through the Issuance of $60 Million of Tier 1 Capital
–Company To Redeem Outstanding Series C Preferred Stock–

Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported that it will raise $60 million of Tier 1 capital through the public offering of 5.875% non-cumulative perpetual preferred stock. The preferred stock offering was priced today and is expected to settle on January 17, 2013. Farmer Mac will use the proceeds from the sale of the new preferred stock to redeem and retire all $57.6 million of Farmer Mac’s currently issued and outstanding shares of Series C cumulative preferred stock. Farmer Mac expects to list the new series of preferred stock on the New York Stock Exchange under the symbol “AGM PR A.”

Farmer Mac’s President and Chief Executive Officer Timothy L. Buzby stated, “The preferred stock issuance announced today will strengthen Farmer Mac’s overall capital position and lower Farmer Mac’s projected long-term dividend costs, as the proceeds will be used primarily to call a prior series of cumulative preferred stock with a dividend rate that was scheduled to increase to 7.0 percent in 2014 and 9.0 percent in 2019. Investor appetite for preferred stock recently has been robust, and we thought the time was right to lock in an attractive cost of Tier 1 equity for the future and to broaden Farmer Mac’s investor base by tapping the retail market for this transaction.”

The dividend rate on the new preferred stock has no scheduled step-ups and will remain at a fixed rate of 5.875% for so long as it remains outstanding. The new issuance of preferred stock will have no maturity date, but Farmer Mac will have the option to redeem the preferred stock at any time on and after January 17, 2018. Bank of America Merrill Lynch served as Sole Book-Running Manager for this transaction, and Compass Point Research & Trading, LLC and Incapital LLC served as Co-Managers.

This release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities referred to in this release.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and/or business developments. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac, including but not limited to developments in relation to agricultural policies and programs contained in the 2008 Farm Bill; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity; (7) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; (8) financial market volatility, including the future level and direction of interest rates; and (9) volatility in commodity prices and/or export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10‑K for the year ended December 31, 2011, as filed with the SEC on March 15, 2012, and in Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 8, 2012. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols “AGM” and “AGM.A,” respectively. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.